As filed with the Securities and Exchange Commission on November 23, 1999
                                                      Registration No. ________
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                              SCPIE HOLDINGS INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                                     95-4557980
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                      Identification Number)

                         ----------------------------
                            1888 Century Park East
                         Los Angeles, California 90067
          (Address of Principal Executive Offices including Zip Code)

                         ----------------------------

                        THE SMC CASH ACCUMULATION PLAN
                           (Full Title of the Plan)

                         ----------------------------

           Donald J. Zuk                                 Copy to:
  President and Chief Executive Officer             Donald P. Newell, Esq.
         SCPIE HOLDINGS INC.                           LATHAM & WATKINS
       1888 Century Park East                       701 B Street, Suite 2100
     Los Angeles, California 90067                San Diego, California 92101
            (310) 551-5900                                (619) 238-2900

                         -----------------------------
          (Name and Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                         ----------------------------


------------------------------------------------------------------------------------------------------
                                   CALCULATION OF REGISTRATION  FEE
-------------------------------------------------------------------------------------------------------
                                                                              Proposed
                                                              Proposed         Maximum
                                                 Amount        Maximum        Aggregate     Amount of
                                                 to be     Offering Price     Offering     Registration
                                               Registered   Per Share (1)     Price(1)         Fee
-------------------------------------------------------------------------------------------------------
Common Stock (2)(3), $.0001 Par Value             100,000       $34.75      $3,475,000        $967
--------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, and is based on the average of the high and low sales price of the Common Stock, as reported on The New York Stock Exchange on November 16, 1999.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the SMC Cash Accumulation Plan described herein.

(3) Each share of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement, will include one Preferred Share Purchase Right. Prior to the occurrence of certain events, the Preferred Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.

 Proposed sale to take place from time to time after the effective date of the
                            Registration Statement.
==============================================================================


                                Total Pages 13
                            Exhibit Index on Page 8

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

       The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

        The following documents, which were filed with the Commission, are incorporated herein by reference:

          (a) The description of the common stock, par value $.0001 per share contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 13, 1996, as amended, November 11, 1998 and August 27, 1999, including any subsequently filed amendments and reports updating such description; and

          (b) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998; and

          (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

          (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999; and

          (e) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999; and

          (f) The Company's Current Report on Form 8-K filed with the Commission on June 22, 1999; and

          (g) The Company's Current Report on Form 8-K filed with the Commission on August 17, 1999.

        In addition, all documents which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.
        -------------------------

        Not applicable.

Item 5. Experts.
        -------

        The consolidated financial statements of SCPIE Holdings Inc. appearing in the Annual Report (Form 10-K) of SCPIE Holdings Inc. for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

         The Company has employed in the past, and intends to employ in the future, the law firm of Latham & Watkins, to perform legal services. Donald P. Newell, a director of the Company, is a partner of Latham & Watkins.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         Article Seventh of the Amended and Restated Certificate of Incorporation of the Company (the "Company Certificate") and Article V and VI of the Amended and Restated Bylaws of the Company (the "Company Bylaws," with Article Seventh of the Company Certificate and Article V and VI of the Company Bylaws hereinafter referred to as the "Director Liability and Indemnification Provisions") limit the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty.

         The Director Liability and Indemnification Provisions define and clarify the rights of certain individuals, including the Company's directors and officers, to indemnification by the Company in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their articles or certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

         In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

         Set forth below is a description of the Director Liability and Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Company Certificate and the Company Bylaws.

         Elimination of Liability in Certain Circumstances. Article Seventh of the Company Certificate provides that a director is not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the General Corporation Law of the State of Delaware. Article Seventh further 3 provides that any repeal or modification of said Article Seventh shall not adversely affect any right or protection of a director existing under Article Seventh with respect to any act or omission occurring prior to such repeal or modification.

         Indemnification and Insurance. Article V and VI of the Company Bylaws provide that every person who was or is a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer or employee or agent of the Company or, while a director or officer or employee or agent of the Company, is or was serving at the request of the Company as a director or officer or employee or agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, will be indemnified by the Company against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding to the full extent permitted by applicable law. The Company is required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the Company. Article V also provides that the right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled under the Bylaws or any agreement, vote of stockholders, or otherwise.

        The Company has obtained policies of insurance under which its directors and officers are insured against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers. In addition to the Director Liability and Indemnification Provisions, an indemnification agreement ("Indemnification Agreement") has been executed between the Company and each of the Company's directors. The following description of the Indemnification Agreement is intended as a summary only and is qualified in its entirety by reference to a form of this agreement filed as an exhibit to the Company's Amendment No. 1 to Registration Statement on Form S-4, filed with the Commission on August 8, 1996.

         The Indemnification Agreement provides that the Company will indemnify the indemnitee director, his executors, administrators or assigns for any expenses including, without limitation, damages, judgments, fines, penalties, settlements and costs, attorneys' fees and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under the Indemnification Agreement, which the indemnitee director is or becomes legally obligated to pay in connection with any threatened, pending or completed claim, action, suit or proceeding, by reason of the fact that he is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Indemnification Agreement does not diminish or restrict any right to indemnification under the Director Liability and Indemnification Provisions or under law.


Item 7.  Exemption From Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         See Index to Exhibits on page 8.

         The undersigned registrant hereby undertakes to submit or has submitted the Plan and any amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.  Undertakings.
         ------------

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                      provided, however, that paragraphs (a)(1)(i) and
          (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 18th day of November.

                                       SCPIE HOLDINGS, INC.

                                       By: /s/ DONALD J. ZUK
                                           ----------------------------------
                                                      Donald J. Zuk
                                           President and Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Donald J. Zuk and Patrick T. Lo as attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities as of November 18, 1999.

Signature                                               Title
---------                                               ------
/s/ DONALD J. ZUK                                       President Chief Executive Officer and Director
----------------------------------------------          (Principal Executive Officer)
Donald J. Zuk

/s/ PATRICK T. LO                                       Senior Vice Finance, Chief Financial Officer and Chief
----------------------------------------------          Accounting Officer
Patrick T. Lo                                           (Principal Financial Officer and Principal Accounting Officer)

/s/ MITCHELL S. KARLAN, M.D.                            Chairman of the Board and Director
----------------------------------------------
Mitchell S. Karlan, M.D.

/s/ WENDELL L. MOSELEY, M.D.                            Director
----------------------------------------------
Wendell L. Moseley, M.D.

/s/ ALLAN K. BRINEY                                     Director
----------------------------------------------
Allan K. Briney

/s/ WILLIS T. KING, JR.                                 Director
----------------------------------------------
Willis T. King, Jr.

/s/ CHARLES B. MCELWEE                                  Director
----------------------------------------------
Charles B. McElwee

/s/ DONALD P. NEWELL                                    Director
----------------------------------------------
Donald P. Newell

/s/ HARRIET M. OPFELL                                   Director
----------------------------------------------
Harriet M. Opfell

/s/ WILLIAM A. RENERT                                   Director
----------------------------------------------
William A. Renert

/s/ REINHOLD A. ULLRICH, M.D.                           Director
----------------------------------------------
Reinhold A. Ullrich, M.D.

/s/ HENRY L. STOUTZ                                     Director
----------------------------------------------
Henry L. Stoutz

/s/ JACK E. MCCLEARY                                    Director
----------------------------------------------
Jack E. McCleary

/s/ HENRY GLUCK                                         Director
----------------------------------------------
Henry Gluck

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other persons who administer the SMC Cash Accumulation Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 18th day of November 1999.

                                  SMC CASH ACCUMULATION PLAN

                                  By: SCPIE Management Company

                                      By: /s/ DONALD J. ZUK
                                          -----------------
                                          Donald J. Zuk
                                          President and Chief Executive Officer

                               INDEX TO EXHIBITS

EXHIBIT                                                                 PAGE
-------                                                                 ----

4.1       Rights Agreement dated May 13, 1997 between SCPIE Holdings
          Inc. and ChaseMellon Shareholder Services, LLC.               (Note 1)

4.2       First Amendment to Rights Agreement, dated as of
          October 19, 1998, between SCPIE Holdings Inc. and
          ChaseMellon Shareholder Services, LLC.                        (Note 2)

4.3       Second Amendment to Rights Agreement, dated as of August 4,
          1999, between SCPIE Holdings Inc. and ChaseMellon
          Shareholder Services, LLC.                                    (Note 3)

5.1       Opinion of Latham & Watkins.                                        9

5.2       Internal Revenue Service determination letter dated
          June 22, 1995.                                                     10

23.1      Consent of Latham & Watkins (included in Exhibit 5.1).              9

23.2      Consent of Independent Auditors.                                   13

24.1      Power of Attorney (included in the signature page to
          this registration statement).                                       6

_______________________
(1) Incorporated by reference to our Registration Statement on Form 8-A filed with the Commission on May 22, 1997.
(2) Incorporated by reference to our Registration Statement on Form 8-A filed with the Commission on November 12, 1998.
(3) Incorporated by reference to our Registration Statement on Form 8-A filed with the Commission on August 27, 1999.